UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 6, 2013

CLEARWATER PAPER CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-34146	20-3594554
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

601 West Riverside Ave., Suite 1100
Spokane, WA		99201
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (509) 344-5900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

     (b) On May 6, 2013, Gordon L. Jones, notified Clearwater Paper Corporation (the “Company’) of his decision to retire as a director of the Company effective as of May 31, 2013. Mr. Jones’s retirement is not a result of any disagreement with the Company on any matter relating to the Company’s operations or practices. The Board of Directors has taken action to reduce the size of the Board from nine to eight directors effective as of Mr. Jones’ retirement from the Board.

Item 5.07 Submission of Matters to a Vote of Security Holders

     On May 6, 2013, the Company held its 2013 Annual Meeting of Stockholders. The matters listed below were submitted to a vote of the stockholders through the solicitation of proxies, and the proposals are described in the Company’s Proxy Statement filed with the SEC on March 25, 2013. The certified results of the stockholder vote are as follows:

Proposal 1 – Election of Directors

     The following individuals were elected to serve as Class II directors to hold office until the 2016 Annual Meeting of Stockholders or until the respective successors are duly elected and qualified.

Nominee	For	Against	Abstain	Broker non-votes

Kevin J. Hunt	19,646,133	277,614	139,014	809,326
William D. Larsson	19,650,292	279,982	132,487	809,326
Michael T. Riordan	19,637,535	293,070	132,156	809,326

Proposal 2 – Ratification of the Appointment of KPMG, LLP as Independent Registered Public Accounting Firm for 2013

     The stockholders ratified the appointment of KPMG, LLP as the Company’s independent registered public accounting firm for 2013.

For	Against	Abstain
20,663,003	64,043	145,041

Proposal 3 – Advisory Vote to Approve Named Executive Officer Compensation

     The compensation of the named executive officers as disclosed in the Company’s Proxy Statement pursuant to Item 402 of Regulations S-K was approved, on an advisory basis, by the stockholders as follows:

For	Against	Abstain	Broker non-votes
18,871,137	860,962	330,662	809,326

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 9, 2013

CLEARWATER PAPER CORPORATION

By:	/s/ Michael S. Gadd

Michael S. Gadd, Corporate Secretary